Buchanan Ingersoll
                            Professional Corporation
                         (Incorporated in Pennsylvania)
                                    Attorneys
                              650 College Road East
                           Princeton, New Jersey 08540


                                                            February 11, 2000


Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837

Gentlemen:

     We have acted as counsel to Intelligroup, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a Post-Effective Amendment No. 2 to a Registration Statement on Form S-8
(Registration No. 333-31809) (the "Registration Statement"), under the Securities Act of 1933, as amended, (the "Securities Act") relating to the registration of an additional 3,250,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), to be offered by the Company to its key employees under the Company's 1996 Stock Option Plan, as amended (the "1996 Plan"). On July 22, 1997, the Company filed the Registration Statement with the Securities and Exchange Commission in order to register under the Securities Act (i) 1,407,233 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the 1996 Plan and (ii) 140,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the 1996 Non-Employee Director Stock Option Plan, collectively, the "Plans." On May 13, 1998, the shareholders of the Company adopted an amendment to the 1996 Plan which increased the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1996 Plan from 1,450,000 to 2,200,000 shares. Thereafter on July 19, 1999, the shareholders of the Company adopted an amendment to the 1996 Plan which increased the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1996 Plan from 2,200,000 to 4,700,000 shares.

     In connection with the post effective amendment No. 2 to the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

     1. The issuance of the Shares in accordance with the terms of the Plans has been duly and validly authorized; and

     2. The Shares underlying the Plans, when issued, delivered and sold in accordance with the terms of the Plans and the stock options, or other instruments authorized by such Plans, granted or to be granted thereunder, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,



                                /s/BUCHANAN INGERSOLL
                                   PROFESSIONAL CORPORATION



                                /s/ David J. Sorin
                                ----------------------------------------------
                                By:  David J. Sorin, a member of the firm